EXHIBIT 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

RMTI - Q1 2016 Rockwell Medical Inc Earnings Call

EVENT DATE/TIME: MAY 10, 2016 / 08:30PM GMT

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MAY 10, 2016 / 08:30PM GMT, RMTI - Q1 2016 Rockwell Medical Inc Earnings Call

CORPORATE PARTICIPANTS

Paul Arndt LifeSci Advisors - IR

Rob Chioini Rockwell Medical, Inc. - Founder, Chairman, CEO

Tom Klema Rockwell Medical, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Charles Haff Craig-Hallum Capital Group - Analyst

PRESENTATION

Operator

Good day, and welcome, everyone, to the Rockwell Medical first-quarter 2016 earnings call. Today's conference is being recorded. At this time I would like to turn the conference over to Paul Arndt. Please go ahead, sir.

Paul Arndt - LifeSci Advisors - IR

Thank you Cecilia, and good afternoon, everyone. Thank you for attending Rockwell Medical's first-quarter 2016 financial results conference call. I am Paul Arndt, Managing Director of LifeSci Advisors. On the call this afternoon are Rob Chioini, Founder, Chairman and CEO, and Tom Klema, Chief Financial Officer.

Before we begin, I would like to remind everyone that various remarks about future expectations, plans and prospects constitute forward-looking statements for purposes of safe harbor provisions under the Private Securities Litigation Reform Act of 1995.

Rockwell cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Among the factors that could cause actual results to differ materially include risks and uncertainties related to Triferic, including the Company's ability to successfully commercialize Triferic, manufacturing capabilities, and other risk factors identified from time to time in reports filed with the Securities and Exchange Commission. Any forward-looking statements made on this conference call speak only as of today's date, Tuesday, May 10, 2016, and the Company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after today's date.

This conference call is being recorded for audio re-broadcast on Rockwell Medical's website at www.rockwellmed.com. All participants on this call will be listen-only. The call will be followed by a brief question-and-answer session.

I will now turn the call over to Rob Chioini, Founder, Chairman and CEO of Rockwell Medical. Go ahead, Rob.

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

Thank you, Paul. Good afternoon. Thank you for joining us on the call. Our quarterly results are similar to last year, plus a couple one-time charges. Tom will provide you with more detail in a few minutes on that.

I want to share with everyone on this call today why we are extremely excited about the future of Rockwell Medical. We believe we are on the cusp of a new multi-year growth phase that will be driven by the commercial success of our proprietary platform drug, Triferic.

Our initial FDA approval for this one-of-a-kind drug is to replace iron during every dialysis treatment and maintain hemoglobin in the hemodialysis patient. Triferic addresses a very significant unmet need in treating iron deficiency in these patients.

There is no other drug like it in the world. The worldwide market potential for treating hemodialysis patients with Triferic is approximately $1 billion. The market potential for the other therapeutic indications we are beginning to pursue could be an additional $1 billion or more.

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MAY 10, 2016 / 08:30PM GMT, RMTI - Q1 2016 Rockwell Medical Inc Earnings Call

We have worked extremely hard over the last 10 years to get to this point. Now, there is always more work to be done, but the heavy lifting has been completed and the foundation has been laid. Our immediate efforts are focused on two areas -- continuing to educate the market on Triferic's significant clinical and economic benefits for dialysis patients and dialysis providers, respectively; and obtaining the proper reimbursement for Triferic.

No matter how great the product, it still has to be sold. With Triferic, which is a revolutionary way to replace iron, we continue to educate our customers, the docs, the nurses, technicians, administrators -- all the stakeholders this product touches.

This educational process is ongoing, and the response continues to be exceptional. Potential users become extremely excited when they learn about Triferic's unique mode of action -- how it's able to bind iron immediately to transferrin, which is something current therapy cannot do.

Regarding reimbursement, we continue to work diligently to obtain separate reimbursement outside of the bundled payment. As I've mentioned before, it's called transitional add-on payment. To provide clarity, transitional add-on payment allows for reimbursement of a drug to be set at approximately 106% of the average sale price for approximately 2 years.

This reimbursement to dialysis providers covers their cost associated with acquiring and using a new and innovative therapy such as Triferic for their patients in their clinics. The 2-year transitional period enables CMS to determine the average sale price and utilization rate over that time, while also collecting other clinical data. After the transitional period ends, a calculation is made based on the average sale price to arrive at a dollar amount that is then added onto the bundled payment, which is to cover the drug's cost going forward. So, for example, after 2 years, CMS could add $5 to the bundle of $245 to cover reimbursement for Triferic.

Because we are deep into the process, and because of the sensitive nature of it, I am limited in what I can say. But I can assure you that we continue to make solid progress.

There are many reasons Triferic should be granted add-on status. One of the most important is that congressional action in 2014 gave direction to CMS to approve transitional add-on payment for new drugs. Congress took specific action in the rule for calendar year 2016 to address new, innovative drugs by directing CMS to create a process for including new injectable and intravenous products into the bundled payment. Triferic falls squarely into this direction for action by Congress.

From a pragmatic standpoint, Triferic is an innovative therapy that did not exist before the bundle reimbursement went into effect in 2011. There was no way to set its price in the bundle. It clearly fits the pathway of an innovative therapy, where CMS itself has noted that it needs to make exceptions for these types of therapies under the current bundle.

And Triferic is good for dialysis patients. It addresses the significant unmet need in treating their anemia. It is able to improve clinical outcomes in a beneficial way that no other drug can. Making innovative therapies like Triferic accessible to patients to improve their lives is one of the most important initiatives CMS is tasked with, and it's the right thing to do. Obtaining add-on payment for Triferic is a top priority of our entire management team, and we continue to work for it with relentless sense of urgency.

As I mentioned prior, this process is fluid. There's no way to predict the exact timing of receiving add-on payment. We hope to have finality on it very soon. In the meantime, we continue educating the market on Triferic's clinical benefits and economic benefits.

We are also very excited about obtaining FDA approval to market Triferic in powder packet form. We received this FDA approval 2 weeks ago, consistent with our guidance on our last call.

The Triferic powder packet is similar to the size of a packet of sugar. It's much smaller and lighter than the current Triferic liquid ampule. It enables us to place 100 packets in a carton versus 24 liquid ampules. This presentation is much more convenient for customers. It reduces storage space, and requires fewer reorders to maintain inventory. We expect it to be commercially available very soon.

And we are excited about our ongoing business development efforts as well. Coming off our significant license agreement with Wanbang Biopharma for the rights to Triferic and Calcitriol for all of China, we continue to make good progress on other territories with potential partners.

You can appreciate there's little we can say until the discussions for the next partnership have been finalized. But I can say we are very active, and we look forward to giving an update at the appropriate time.

Before I turn the call over to Tom, I want to mention the issue we experienced last week with Calcitriol, our FDA-approved generic vitamin D injection. As we stated, we were informed by our CMO that an [in]active ingredient in the finished product fell out of specification for stability. The timing of this was obviously not ideal, but these things occur on occasion in manufacturing.

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Our technical experts along with our CMO's technical experts are working to identify and implement corrective and preventative actions, and we expect to have this issue resolved and to be able to offer Calcitriol for commercial sale as soon as possible.

I will now turn the call over to Tom Klema, our CFO.

Tom Klema - Rockwell Medical, Inc. - CFO

Well, thank you, Rob, and good afternoon. I'll be covering the financial results for the first quarter. I want to start today by addressing a transaction that might be somewhat confusing in reviewing our reported results.

As you know, we completed a very significant transaction this quarter with the completion of the Wanbang license and supply agreement. We received a $4 million upfront payment in consideration of the license and other deliverables. That payment created a taxable event in China. We had to pay an income tax in China and a value-add tax for China as well, and as a result we netted $3.3 million in cash.

From an accounting standpoint, the accounting rules require us to recognize that upfront payment of $4 million over the term of the license agreement. That is why we do not show a $4 million increase in sales on the P&L. Accounting rules also require us to expense the foreign taxes paid, with $300,000 in cost of sales for the value-added tax and $400,000 in income taxes on the income tax expense line. The total tax expense recognized related to the Wanbang transaction was $700,000.

We will be able to offset the income tax paid in China as the credit against future US income taxes on our overall business. As a result of the Wanbang transaction, our reported income was reduced by $700,000 for these foreign taxes, which accounts for the majority of the increase in our loss for our first quarter this year versus last year, and represents over half of the change in the loss per share.

The accounting rules may seem a bit counterintuitive and confusing, so I want to reemphasize that we received a net of $3.3 million in cash after taxes from the license agreement, but due to the accounting rules we had to record a net expense of $700,000 for the quarter.

I also want to point out that had we done a deal in, say, United States, which would have created US taxable income here, we would have used a portion of our net operating loss carryforwards to offset US income tax liabilities, and we would not have had to recognize the income taxes; but because the taxes were paid to a foreign government, we had to recognize those foreign taxes in our results.

Next, I will cover our business operations. And on sales, our dialysis concentrate sales make up the majority of our sales. The first-quarter total sales were $13.6 million, which were $300,000 or 1.9% less than in the first quarter of 2015.

International dialysis concentrate revenue in the first quarter of 2016 was $100,000 lower, while domestic dialysis concentrate revenue increased $300,000. Contract manufacturing sales were $0.5 million lower as a result of completion of a contract where the customer discontinued the product line.

On our gross profit, the gross profit in the first quarter was $1.7 million, $600,000 less than the first quarter of last year. We were required to recognize $300,000 from the value-add tax in conjunction with the $4 million payment we received from Wanbang. Gross profit was also reduced by lower contract manufacturing sales compared to the first quarter of 2015.

Our SG&A expenses for the quarter were $5 million compared to $5.3 million in the first quarter last year. The decrease in expense was primarily due to a $600,000 decrease in non-equity compensation of $2.7 million. We had an increase in expenses for personnel, marketing, drug business administration and other intellectual property of approximately $300,000, which partially offset the decrease.

Our research and development expense was in the range we had anticipated. R&D was $1.3 million in the first quarter compared to $800,000 in the first quarter last year. R&D was higher than the first quarter last year due to work on the additional indications and regulatory approvals. However, R&D expense over the last four quarters has averaged about the same level as the first quarter of 2016.

On income tax expense, we recognized approximately $400,000 income tax expense in the first quarter, compared to no income tax expense in last year's first quarter. Our income tax expense pertains to foreign income taxes paid related to license payments received under the Wanbang agreement. The amount of foreign income tax paid can be credited against future US tax liabilities and carried forward to offset future US income tax liabilities.

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MAY 10, 2016 / 08:30PM GMT, RMTI - Q1 2016 Rockwell Medical Inc Earnings Call

Our net loss for the quarter was $4.8 million compared to $3.7 million in the first quarter of 2015. As I mentioned earlier, the taxes related to the Wanbang license agreement represented $700,000 of the difference in loss.

Without this one-time transaction, the overall operating results were approximately $400,000 less than in the first quarter last year. Reduction in income was due to lower gross profit of $300,000 and higher R&D cost of $500,000, partially offset by lower SG&A expense of $400,000.

Our loss per share was $0.10 compared to $0.07 last year in the first quarter.

On liquidity and capital resources, our cash position is solid. We have adequate cash resources to support development of our drug business operations and the associated working capital. At March 31 we had current assets of $85.8 million; net working capital of $77.8 million. We have approximately $69.4 million in cash and investments. Our uses of cash have been primarily for marketing, research and product development, investments in inventory to support our product launches, and for operating expenses.

Cash flow from operations used $1.1 million in the first quarter of 2016, which included R&D expense of $1.3 million and an increase of $1.3 million in inventory. We also received $3.3 million net of tax pursuant to the Wanbang Agreement. Our capital expenditures were $200,000, and were roughly equivalent to our depreciation and amortization costs.

We anticipate that we will increase our inventory and accounts receivable as we increase our drug product sales. While we also expect to invest in research and product development in 2016, spending on these indications is expected to be minor in relation to our current cash resources. We have adequate capital resources to make these investments in accounts receivable, inventory and research and product development.

I'll now turn the call back to our operator, Cecilia, for some Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Charles Haff, Craig-Hallum.

Charles Haff - Craig-Hallum Capital Group - Analyst

Question for you on Triferic. In terms of incremental new pilots or new commercialization efforts, have you been doing anything new on the ampule side while you've been working on the powder formation? Anything to report there in terms of new development on the customer side?

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

Well, we haven't been doing anything new on the ampule side. If you're asking me about the product specifically, the product that's in use now in a handful of clinics is the ampule.

Charles Haff - Craig-Hallum Capital Group - Analyst

Okay. And then on the Calcitriol, since you've put out the press release, do you have any other refinements to the timing and how long it may take to fix this manufacturing issue?

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

Well, I mean, nothing's changed since last week. The -- it's called an excipient -- it's an inactive ingredient -- was out on stability.

And what you have happen when something like that happens, is just some analysis takes place, and a determination is made. Was it a lab error? Was it something in the process? Product has been made prior to that and we didn't have that result, so it's something that's correctable.

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We certainly don't feel like it's a major issue that would prevent us from getting the product to the market. It's, for lack of a better word, more unfortunately run-of-the-mill. But the analysis has to take place. We've got to make certain we know why it occurred and -- so it doesn't occur with the next commercial batch.

Charles Haff - Craig-Hallum Capital Group - Analyst

Okay. And then, I haven't heard you guys talk about CitraPure for a while. Wondering if you could kind of give us an update on where the penetration of CitraPure stands relative to your overall dialysate business.

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

I think, off the cuff here, it's probably about 80%, 85% of our customers use the product CitraPure. We continue to sell it. New customers continue to go on it. If there's any existing, sooner or later they convert to it.

Personally, I was at a conference not this weekend, the weekend before, and we had a lot of activity at the booth. Most of it obviously was Triferic; but still, some really good activity on CitraPure. So, it's -- we don't see it -- I don't believe that the industry's ever going to change and go back to an acetate product.

Charles Haff - Craig-Hallum Capital Group - Analyst

Okay. And I think originally you were kind of thinking there would be a price premium, and you saw that. Has that price premium kind of dissipated or are you able to maintain that with some accounts?

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

Well, keep in mind we have an agreement with Baxter now. And up until that agreement, we continued to get higher prices on CitraPure, I think in combination with just raising prices on an annual basis or a contractual basis, as they rolled over. But we -- that was going on. I believe that Baxter is pricing to end users very much like we were, where prices are higher for the product.

Charles Haff - Craig-Hallum Capital Group - Analyst

Okay. And then that's a good segue for -- I wanted to ask you about the Baxter agreement, now that that's been up and running for a little while now. I know when you announced it, you were talking about maybe building a new facility west of the Rockies, and just wanted to kind of get any color in terms of progress, and how that arrangement has been going, and what -- if there are some plans for expansion of that relationship.

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

Yes. I mean, the process has been going good. The expansion -- we actually have identified some facilities on the West Coast and are doing some work on choosing a facility. And our expectation, without giving any kind of drop-dead date, would be that -- at least today I can tell you on the call, our expectation is to break ground on a facility before the end of this year.

Charles Haff - Craig-Hallum Capital Group - Analyst

Oh, that's great.

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

That can change, but today, as we sit here on the phone, that's the plan.

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Charles Haff - Craig-Hallum Capital Group - Analyst

Okay. And my last question is for Tom. Tom, on gross margin, do you think this is kind of a steady-state gross margin that we should expect for the remaining quarters of the year, or do you think that might fluctuate here and there?

Tom Klema - Rockwell Medical, Inc. - CFO

I think -- obviously, the taxes related to the Wanbang transaction would not recur. And then -- and so, I think if you back out that $300,000, that could probably put you at the base that we're at right now. And to the extent we add the drug sales in future quarters, then obviously the margins will go up from there.

Charles Haff - Craig-Hallum Capital Group - Analyst

Okay. Oh, sorry I lied. I have one more. The $2.7 million of stock comp for this quarter -- is that -- are you expecting similar levels for the remaining quarters as well?

Tom Klema - Rockwell Medical, Inc. - CFO

Were you asking about R&D? I'm sorry. I missed (inaudible).

Charles Haff - Craig-Hallum Capital Group - Analyst

No, stock comp. Stock compensation.

Tom Klema - Rockwell Medical, Inc. - CFO

Oh, yes. I would expect it to be about the same level as it is in this quarter.

Charles Haff - Craig-Hallum Capital Group - Analyst

Okay. Great. Thanks for taking my questions.

Operator

And with no further questions, I'd like to turn the conference back over to Rob Chioini for any additional or closing remarks.

Rob Chioini - Rockwell Medical, Inc. - Founder, Chairman, CEO

Well, we have appreciate your continued support and we look forward to updating you on the next call. Thank you.

Operator

And that does conclude today's conference. We appreciate everyone's participation.

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